Exhibit 99.5

TAX GUIDELINES

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer.—Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:
Give the
SOCIAL SECURITY
number of:

1.	An individual’s account	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(l)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4.	a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)
	b. So-called trust account that is not a legal or valid trust under state law	The actual owner(1)
5.	Sole proprietorship account or an account of a single-owner LLC	The owner(3)

Give the EMPLOYER
IDENTIFICATION
For this type of account:		number of:

6.	Sole proprietorship account or an account of a single-owner LLC	The owner(3)
7.	A valid trust, estate, or pension trust account	The legal entity (do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title)(4)
8.	Corporate account or an account of an LLC electing corporate status on Form 8832	The corporation
9.	Association, club, religious, charitable, educational or other tax-exempt organization account	The organization
10.	Partnership or multi-member LLC account	The partnership
11.	A broker or registered nominee	The broker or nominee
12.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your Social Security number or employer identification number (if you have one).
(4)	List first and circle the name of the legal trust, estate, or pension trust.

Note:	If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

   If you don’t have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number (for business and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service or by calling 1 (800) TAX-FORM and apply for a number.

Payees Exempt from Backup Withholding

   Payees specifically exempt from backup withholding on ALL payments include the following:

•	An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or an individual retirement account, or a custodial account under Section 403(b)(7) of the Code if the account satisfies the requirements of Section 401(f)(2) of the Code.
•	The United States or any agency or instrumentality thereof.
•	A state, the District of Columbia, a possession of the United States, or any political subdivision or instrumentality thereof.
•	A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
•	An international organization, or any agency or instrumentality thereof.

   Payees that may be exempt from backup withholding include the following:

•	A corporation.
•	A financial institution.
•	A dealer in securities or commodities required to register in the United States, the District of Columbia or a possession of the United States.
•	A futures commission merchant registered with the Commodity Futures Trading Commission.
•	A real estate investment trust.
•	A common trust fund operated by a bank under Section 584(a) of the Code.
•	A trust exempt from tax under Section 664 of the Code or described in Section 4947 of the Code.
•	An entity registered at all times during the tax year under the Investment Company Act of 1940.
•	A foreign central bank of issue.
•	A middleman known in the investment community as a nominee or custodian.
   Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under Section 1441 of the Code.
•	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.
•	Payments of patronage dividends not paid in money.
•	Payments made by certain foreign organizations.
•	Section 404(k) distributions made by an employee stock option plan.
   Payments of interest not generally subject to backup withholding include the following:

•	Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.
•	Payments of tax-exempt interest (including exempt-interest dividends under Section 852 of the Code).
•	Payments described in Section 6049(b)(5) of the Code to nonresident aliens.
•	Payments on tax-free covenant bonds under Section 1451 of the Code.
•	Payments made by certain foreign organizations.
•	Mortgage or student loan interest paid to you.
   Exempt payees described above should file the Substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ON THE FACE OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH A PAYER A COMPLETED INTERNAL REVENUE FORM W-8 (CERTIFICATE OF FOREIGN STATUS).

   Certain payments other than interest, dividends and patronage dividends that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under Sections 6041, 6041A(a), 6042, 6044, 6045, 6049, 6050A, and 6050N of the Code and the regulations promulgated thereunder.

   Privacy Act Notice. Section 6109 of the Code requires most recipients of dividends, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of the tax returns. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold a percentage (currently 28%) of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

   Penalties. (1) Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect. (2) Civil Penalty for False Information with Respect to Withholding. If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500. (3) Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.